Exhibit 99.1

Annovis’ Lead Compound Enhances Cognition Synergistically with GLP-1 Agonist

MALVERN, Pa., August 6, 2024 (GLOBE NEWSWIRE) -- via IBN – Annovis Bio Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative disorders such as Alzheimer’s disease (AD) and Parkinson’s disease (PD), today announced new preclinical data demonstrating the synergistic effect of its lead compound, buntanetap, when combined with the glucagon-like peptide 1 (GLP-1) agonist dulaglutide (Trulicity®) in a mouse model of Alzheimer’s disease.

GLP-1 agonists, commonly used to treat diabetes, weight loss, and heart conditions, are now showing promising potential in the treatment of Alzheimer’s disease. Recent data presented at the Alzheimer’s Association International Conference® (AAIC®) 2024 revealed that another GLP-1 agonist, liraglutide (Victoza), was able to decrease cognitive decline in Alzheimer’s patients by 18% and reduce brain shrinkage in regions responsible for cognitive functions.

In 2018, Annovis Bio published data showing that buntanetap fully restored memory, learning, and synaptic potentiation in an Alzheimer’s mouse model (Teich et al. 2018). Building on this research, Annovis recently investigated whether combining buntanetap with the GLP-1 agonist dulaglutide would produce a synergistic effect in the same animal model. The results were compelling: while buntanetap alone restored cognitive function to 100% and dulaglutide alone to 80%, the combination of these two compounds not only restored cognitive function but also enhanced it beyond levels seen in healthy controls. (Figure 1).

Figure 1. Combination of dulaglutide (Trulicity®) and buntanetap improves memory and synaptic plasticity in AD mice (*p<0.05, **p<0.01).

The ability of GLP-1 agonists to penetrate the brain is linked to their molecular structure. Single-chain peptides (i.e. dulaglutide, albiglutide, exenatide) have better blood-brain barrier (BBB) permeability than bifurcated molecules containing side chains. Due to its excellent BBB permeability, dulaglutide was chosen from other GLP-1 agonists for combination with buntanetap (Figure 2).

Figure 2. Blood-brain barrier permeability of GLP-1 agonists. Data adapted from Rhea et al., 2023.

“We are excited to see that buntanetap significantly amplifies the effects of dulaglutide on memory and learning, with a 6- to 10-fold increase in efficacy,” said Maria Maccecchini, Ph.D., Founder, President, and CEO of Annovis Bio. “This synergy is particularly important for enhancing treatment outcomes while minimizing potential side effects. As the field of Alzheimer’s research shifts towards combination therapies, we believe our approach holds great promise for offering more effective treatment options for patients.”

About Buntanetap

Buntanetap (formerly known as Posiphen) targets neurodegeneration by inhibiting the formation of multiple neurotoxic proteins, including amyloid beta, tau, alpha-synuclein, and TDP43. This improves synaptic transmission, axonal transport, and reduces neuroinflammation. Dysregulation of these pathways has been shown to cause nerve cell degeneration and ultimately nerve cell death. By targeting these pathways, buntanetap has the potential to reverse neurodegeneration in Alzheimer’s, Parkinson’s, and other neurodegenerative diseases, thereby aiming to restore brain function and improve the quality of life for patients.

About Annovis Bio, Inc.

Headquartered in Malvern, Pennsylvania, Annovis Bio Inc. is dedicated to addressing neurodegeneration in diseases such as AD and PD. The company’s innovative approach targets multiple neurotoxic proteins, aiming to restore brain function and improve the quality of life for patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

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Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, the Company's plans related to clinical trials. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, those related to patient enrollment, the effectiveness of Buntanetap, and the timing, effectiveness, and anticipated results of the Company's clinical trials evaluating the efficacy, safety, and tolerability of Buntanetap. Additional risk factors are detailed in the Company's periodic filings with the SEC, including those listed in the "Risk Factors" section of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are based on information available to the Company as of the date of this release. The Company expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Annovis Bio, Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact

Scott McGowan

InvestorBrandNetwork (IBN)

Phone: 310.299.1717

IR@annovisbio.com

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